Exhibit 99.1

DISCOVER FINANCIAL SERVICES ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM

Riverwoods, IL, June 15, 2011 – Discover Financial Services (NYSE:DFS) today announced that its Board of Directors has approved a share repurchase program, authorizing the company to purchase up to $1 billion of its common stock. The program expires on June 14, 2013, and may be terminated at any time.

"The share repurchase program reflects our commitment to be efficient managers of our shareholders’ capital over the long term," said David Nelms, chairman and chief executive officer of Discover. "Our intention is to manage our capital to maintain a strong capital level and return on equity while investing in growth opportunities and returning excess capital to our shareholders."

The company expects to make share repurchases from time to time based on market conditions and other factors, subject to legal or regulatory restrictions.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Investors: Craig Streem, 224-405-3575 craigstreem@discover.com Media: Leslie Sutton, 224-405-3965 lesliesutton@discover.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to the company's expectations with respect to the repurchase of shares of common stock, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, some of which are beyond the company's control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business – Competition,” “Business – Supervision and Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended February 28, 2011, which are on file with the SEC and available at the SEC's internet site (http://www.sec.gov).